American Lorain Corporation Has Entered into Agreement for Financing

LINYI CITY, China, December 28, 2017 /PRNewswire/ -- American Lorain Corporation (the "Company") (NYSE MKT: ALN) announced on December 28, 2017, that it has entered into a securities purchase agreement pursuant to which Yi Li and Beili Zhu, each an individual residing in the People’s Republic of China, agreed to invest an aggregate of $1.275 million in the Company (the “Financing”) in exchange for an aggregate of 7,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, representing a purchase price of $0.17 per Share. The Purchase Agreement contains customary representations and warranties by the Company and customary closing conditions. The Company expects to use the proceeds of the Financing for general corporate purposes.